EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO
Phone: (610) 359-6903
Fax: (610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  July 22, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter ended June 30, 2008.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.06 per share, payable on August 15, 2008 to the shareholders of record at the close of business on August 1, 2008.

The Company reported net income of $84,000 or $.01 per diluted share for the quarter ended June 30, 2008 as compared to $415,000 or $.06 per diluted share for the quarter ended June 30, 2007.  Net interest income increased $114,000 or 4.4% to $2.7 million while other income decreased $439,000 for the quarter ended June 30, 2008 as compared to the same period in 2007.  Other expenses increased $159,000 or 6.5% to $2.6 million and the provision for income taxes decreased $173,000 for the quarter ended June 30, 2008 as compared to the same period in 2007.  The decrease in other income was primarily due to the previously announced loss on sale of certain mutual funds which amounted to $153,000 combined with a $266,000 impairment charge on the remaining $2.7 million in mutual funds.  In April 2008, the Company significantly reduced its investment in these funds by selling $15.5 million of its mutual fund portfolio.  The increase in other expenses primarily resulted from increases in salaries and employee benefits as well as advertising and marketing costs.

For the six months ended June 30, 2008, net income amounted to $126,000 or $.02 per diluted share as compared to $799,000 or $.11 per diluted share for the six months ended June 30, 2007.  Net interest income increased $79,000 or 1.5% to $5.3 million and other income decreased $796,000.  Other expenses increased $134,000 or 2.7% to $5.1 million and the provision for loan losses increased $170,000 for the six months ended June 30, 2008 as compared to the same period in 2007.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits and the decrease in other income was primarily due to $629,000 of impairment charges and a $153,000 loss on sale of securities both of which were related to the Company’s investment in mutual funds.  The increase in other expenses primarily resulted from increases in salaries and employee benefits, occupancy and equipment expenses and advertising and marketing costs.

The Company’s total assets decreased $8.6 million or 2.0% to $415.9 million at June 30, 2008 as compared to $424.5 million at December 31, 2007.  Investment securities decreased $16.3 million or 24.0% to $51.6 million and mortgage-backed securities decreased $4.6 million or 12.9% to $31.0 million.  Net loans receivable increased $12.5 million or 4.9% to $269.4 million at June 30, 2008.  Customer deposits decreased $6.4 million or 1.9% to $324.4 million at June 30, 2008 from $330.8 million at December 31, 2007. Total stockholders’ equity decreased $2.3 million or 4.4% to $49.2 million or 11.8% of total assets at June 30, 2008.  Nonperforming assets increased $2.5 million to $4.6 million or 1.1% of total assets at June 30, 2008 as compared to $2.1 million or 0.5% of total assets at December 31, 2007.  Such increase was due to the placement of five commercial real estate loan relationships on non-accrual status.  These loans are secured by properties located in the Company’s primary lending area.  The nonperforming assets at June 30, 2008 included $1.5 million in single-family residential real estate loans, $2.9 million in commercial real estate loans, $74,000 in commercial business loans and $38,000 in consumer loans.  The allowance for loan losses was $2.9 million or 64.3% of nonperforming loans at June 30, 2008 as compared to $2.8 million or 135.0% at December 31, 2007.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp has repurchased 194,224 shares or 6.0% of the outstanding minority shares since February 1, 2008 through our stock repurchase program.  He added that we will continue to execute the repurchase program.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income	$5,552	$6,094	$11,434	$12,017
Interest expense	2,840	3,496	6,183	6,845
Net interest income	2,712	2,598	5,251	5,172
Provision for loan losses	45	25	210	40
Other income (loss) (1)	(99)	340	(141)	655
Other expenses	2,617	2,458	5,066	4,932
Income (loss) before income taxes	(49)	455	(166)	855
Income tax (benefit) expense (2)	(133)	40	(292)	56
Net income	$ 84	$ 415	$ 126	$ 799

Basic earnings per share	$0.01	$0.06	$0.02	$0.11

Diluted earnings per share	$0.01	$0.06	$0.02	$0.11
_________________________
(1) 2008 Other income (loss) includes pre-tax impairment charges on securities of $266,000 and $629,000 for the three and six months ended June 30, 2008.

(2) 2008 Income tax (benefit) expense includes a $90,000 and $213,000 benefit related to the impairment charge for the three and six months ended June 30, 2008.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	June 30,	December 31,
	2008	2007
Total assets	$415,857	$424,466
Cash and cash equivalents	40,500	42,079
Investment and mortgage-backed securities	82,591	103,493
Loans receivable - net	269,424	256,932
Deposits	324,363	330,788
Borrowings	37,103	37,042
Total stockholders' equity	49,207	51,458